Exhibit 99.1
McKESSON REPORTS FISCAL 2010 SECOND-QUARTER RESULTS
•	Revenues of $27.1 billion for the second quarter, up 2%.
•	Second-quarter earnings per diluted share of $1.11.
•	Second-quarter earnings per diluted share of $1.07, excluding an adjustment to litigation reserves.
•	Fiscal 2010 Outlook raised – earnings per diluted share of $4.45 to $4.60, excluding an adjustment to litigation reserves.
SAN FRANCISCO, October 27, 2009 – McKesson Corporation (NYSE: MCK) today reported that revenues for the second quarter ended September 30, 2009 were $27.1 billion compared to $26.6 billion a year ago. Second quarter earnings per diluted share was $1.11 compared to $1.17 per diluted share a year ago. For the second quarter, earnings per diluted share included the positive impact of a $12 million after-tax adjustment to the litigation reserves, or four cents per diluted share. Prior year earnings were positively impacted by 27 cents per diluted share from a tax reserve release of $76 million and five cents per diluted share from the disposition of a business.
     “McKesson delivered solid results in the second quarter, with strong execution in both Distribution Solutions and Technology Solutions driving earnings growth,” said John H. Hammergren, chairman and chief executive officer.
     The company remains committed to a balanced capital deployment strategy designed to create additional shareholder value. During the first half of the fiscal year, McKesson repurchased $299 million of common stock, leaving $531 million on the current share repurchase authorization. For the first half, McKesson had cash flow from operations of $1.5 billion and ended the quarter with cash of $3.2 billion.

     “Based on the momentum from our first half results, and the incremental demand we are experiencing across our businesses from the impact of the flu season, we are raising our previous outlook and now expect that McKesson should earn between $4.45 and $4.60 per diluted share, excluding an adjustment to litigation reserves, for the fiscal year ending March 31, 2010,” Hammergren said.
     Distribution Solutions revenues were up 2% in the second quarter.  U.S. pharmaceutical distribution revenues were also up 2% for the quarter, reflecting market growth rates and the loss of certain customers in late Fiscal 2009.  In addition, we continued to see a shift of revenues to direct store delivery from sales to customers’ warehouses.
     Canadian revenues, on a constant currency basis, grew 9% for the quarter due to market growth rates.  Including an unfavorable currency impact of 6%, Canadian revenues grew 3% for the quarter. Medical-Surgical distribution revenues were up 5% for the quarter aided by acquisitions made in late Fiscal 2009.
     Distribution Solutions gross profit was $960 million compared to $951 million in the second quarter a year ago. Distribution Solutions gross profit margin in the second quarter was lower compared to the second quarter a year ago due to lower sell margin in our U.S. pharmaceutical business, partially offset by strong generics gross profit growth.
     Distribution Solutions operating profit of $415 million was up 2% for the quarter and the operating margin was 1.58% compared to 1.57% a year ago.
     “We came into Fiscal 2010 with some challenging trends to overcome,” Hammergren said. “Revenues in our distribution business were impacted by the loss of two customer buying groups. In our U.S. pharmaceutical business, we knew that the sell side margin would be down as a result of events that we experienced last year. I’m pleased with the actions our teams have taken to mitigate these challenges. We have controlled costs and looked for new opportunities to increase our business. We have also focused on finding ways to strengthen and expand our relationships with existing customers, as we did when the CDC selected us to distribute the H1N1 flu vaccine.”

     McKesson is partnering with the Centers for Disease Control and Prevention (CDC) to distribute the H1N1 flu vaccine and ancillary medical surgical supplies to as many as 150,000 sites across the country, making this one of the largest public health initiatives in the CDC’s history. While shipments of the vaccine and supplies began in early October under authorization of the CDC, we are still finalizing the necessary modification to our existing agreement with the CDC to encompass this distribution program.
     “I am proud of the tremendous effort across McKesson and particularly from Specialty Care Solutions, Medical-Surgical Distribution, and U.S. Pharmaceutical Distribution to support the CDC with its H1N1-preparedness effort,” Hammergren said. “In just eight weeks, we created a special distribution network, which is now staffed and dedicated to this important public health initiative. I am pleased that McKesson was selected to work with the CDC on this effort.”
     In Technology Solutions, revenues were up 4% for the quarter. Services revenues grew 5% reflecting the steady nature of our offering and the recognition of previously deferred revenues. Software revenues were up 1% and hardware revenues were down 13%.
     Technology Solutions second-quarter results included the recognition of $22 million of previously deferred revenues, resulting in $16 million of related gross profit.
     Technology Solutions operating profit in the second quarter was $116 million, up 63% from $71 million a year ago. The operating margin was 14.68% compared to 9.32%.
     “I am pleased with the substantial growth in Technology Solutions’ operating profit in the second quarter, which resulted from ongoing expense management initiatives and improving operating performance across the business,” Hammergren said. “Our portfolio of products and services is unmatched in the industry, with solutions for hospitals, payors, pharmacies and physicians. When these solutions are combined with our RelayHealth business, we create a powerful value proposition by promoting connectivity, transparency, and care coordination.”
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed or furnished with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; continued volatility and disruption to the global capital and credit markets; failure to adequately prepare for and accurately assess the scope, duration or financial impact of public health issues on our operations, particularly the company’s current H1N1 flu vaccine distribution effort with the Centers for Disease Control and Prevention, whether occurring in the United States or abroad; and changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.

About McKesson
     McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson has been in continuous operation for more than 175 years, making it the longest-operating company in healthcare today. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit www.mckesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,
	2009	2008	Chg.	2009	2008	Chg.

Revenues	$27,130	$26,574	2%	$53,787	$53,278	1%

Cost of sales	25,795	25,272	2	51,149	50,708	1

Gross profit	1,335	1,302	3	2,638	2,570	3

Operating expenses	888	921	(4)	1,732	1,818	(5)
Litigation credit (1)	(20)	—	—	(20)	—	—

Total operating expenses	868	921	(6)	1,712	1,818	(6)

Operating income	467	381	23	926	752	23

Other income, net	4	33	(88)	14	54	(74)
Interest expense	(47)	(35)	34	(95)	(69)	38

Income before income taxes	424	379	12	845	737	15

Income tax expense (2)	(123)	(52)	137	(256)	(175)	46

Net income	$301	$327	(8)	$589	$562	5

Earnings per common share (3)
Diluted (4)	$1.11	$1.17	(5)%	$2.17	$2.00	9%

Basic	$1.13	$1.19	(5)	$2.19	$2.04	7

Shares on which earnings per common share were based
Diluted	271	280	(3)%	272	281	(3)%
Basic	267	275	(3)	268	276	(3)

(1)	Operating expenses for 2010 include a litigation credit of $20 million.

(2)	Income tax expense for the prior year includes $76 million of credits related to the recognition of previously unrecognized tax benefits and related interest expense as a result of the effective settlement of uncertain tax positions.

(3)	Certain computations may reflect rounding adjustments.

(4)	Diluted earnings per share, excluding the impact of the litigation credit is as follows (a):

		Quarter Ended September 30,			Six Months Ended September 30,
		2009	2008	Chg.	2009	2008	Chg.
Net income — as reported		$301	$327	(8)%	$589	$562	5%

Exclude:	Litigation credit	(20)	—	—	(20)	—	—
	Income taxes on litigation credit	8	—	—	8		—

		(12)	—	—	(12)	—	—

Net income, excluding the litigation credit		$289	$327	(12)	$577	$562	3

Diluted earnings per common share, excluding the litigation credit (3)		$1.07	$1.17	(9)%	$2.12	$2.00	6%
Shares on which diluted earnings per common share were based		271	280	(3)	272	281	(3)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended September 30,				Six Months Ended September 30,
	2009	2008	Chg.		2009	2008	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$17,850	$16,611	7%		$34,888	$33,039	6%
Sales to customers’ warehouses	5,501	6,319	(13)		11,552	12,983	(11)

Total U.S. pharmaceutical distribution & services	23,351	22,930	2		46,440	46,022	1
Canada pharmaceutical distribution & services	2,255	2,182	3		4,395	4,423	(1)
Medical-Surgical distribution & services	734	700	5		1,419	1,327	7

Total Distribution Solutions	26,340	25,812	2		52,254	51,772	1

Technology Solutions
Services	613	582	5		1,202	1,146	5
Software & software systems	142	140	1		272	278	(2)
Hardware	35	40	(13)		59	82	(28)

Total Technology Solutions	790	762	4		1,533	1,506	2

Revenues	$27,130	$26,574	2		$53,787	$53,278	1

GROSS PROFIT
Distribution Solutions	$960	$951	1		$1,914	$1,885	2
Technology Solutions	375	351	7		724	685	6

Gross profit	$1,335	$1,302	3		$2,638	$2,570	3

OPERATING EXPENSES
Distribution Solutions	$546	$570	(4)		$1,077	$1,132	(5)
Technology Solutions	260	282	(8)		507	552	(8)
Corporate	82	69	19		148	134	10
Litigation credit	(20)	—	—		(20)	—	—

Operating expenses	$868	$921	(6)		$1,712	$1,818	(6)

OTHER INCOME, NET
Distribution Solutions	$1	$25	(96)		$8	$37	(78)
Technology Solutions	1	2	(50)		2	4	(50)
Corporate	2	6	(67)		4	13	(69)

Other income, net	$4	$33	(88)		$14	$54	(74)

OPERATING PROFIT
Distribution Solutions	$415	$406	2		$845	$790	7
Technology Solutions	116	71	63		219	137	60

Operating profit	531	477	11		1,064	927	15
Corporate	(80)	(63)	27		(144)	(121)	19
Litigation credit	20	—	—		20	—	—

Income before interest expense and income taxes	$471	$414	14		$940	$806	17

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.58%	1.57%	1	bp	1.62%	1.53%	9	bp
Technology Solutions	14.68%	9.32%	536	bp	14.29%	9.10%	519	bp

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2009	2009

ASSETS
Current Assets
Cash and cash equivalents	$3,215	$2,109
Receivables, net	7,838	7,774
Inventories, net	8,598	8,527
Prepaid expenses and other	279	261

Total	19,930	18,671
Property, Plant and Equipment, Net	836	796
Capitalized Software Held for Sale, Net	241	221
Goodwill	3,560	3,528
Intangible Assets, Net	605	661
Other Assets	1,452	1,390

Total Assets	$26,624	$25,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,688	$11,739
Deferred revenue	994	1,145
Current portion of long-term debt	217	219
Other accrued liabilities	2,521	2,503

Total	16,420	15,606
Long-Term Debt	2,294	2,290
Other Noncurrent Liabilities	1,191	1,178
Stockholders’ Equity	6,719	6,193

Total Liabilities and Stockholders’ Equity	$26,624	$25,267

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended September 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$589	$562
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	224	218
Deferred taxes	104	62
Income tax reserve reversals	—	(65)
Share-based compensation expense	53	53
Other non-cash items	(4)	(8)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	51	(337)
Impact of accounts receivable sales facility	—	497
Inventories	24	(169)
Drafts and accounts payable	811	17
Deferred revenue	(194)	(152)
Taxes	60	48
Other	(185)	(178)

Net cash provided by operating activities	1,533	548

INVESTING ACTIVITIES
Property acquisitions	(93)	(80)
Capitalized software expenditures	(96)	(90)
Acquisitions of businesses, less cash and cash equivalents acquired	(6)	(320)
Other	3	37

Net cash used in investing activities	(192)	(453)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	5	3,532
Repayments of short-term borrowings	(6)	(3,532)
Common stock transactions, issuances	108	65
Common stock repurchases, including shares surrendered for tax withholding	(322)	(147)
Common stock repurchases, retirements	—	(204)
Common stock transactions — other	16	8
Dividends paid	(66)	(50)
Other	(2)	(1)

Net cash used in financing activities	(267)	(329)
Effect of exchange rate changes on cash and cash equivalents	32	(5)

Net increase (decrease) in cash and cash equivalents	1,106	(239)
Cash and cash equivalents at beginning of period	2,109	1,362

Cash and cash equivalents at end of period	$3,215	$1,123